(d)(1)(D)(i)

November 2, 2010

Mr. Todd Modic

Directed Services LLC

1475 Dunwoody Drive

West Chester, PA 19380

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement dated April 29, 2005, as amended and restated, between ING Investors Trust and Directed Services LLC (the “Agreement”), we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Large Cap Growth Portfolio (the “Portfolio”) (formerly, ING Wells Fargo Omega Growth Portfolio), effective on or about November 2, 2010.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual investment management fee for the Portfolio, is attached hereto.

The Amended Schedule A has also been updated 1) to reflect the name change for ING DFA Global All Equity Portfolio to ING DFA World Equity Portfolio, and 2) by the removal of ING Wells Fargo Small Cap Disciplined Portfolio because this series recently merged into another fund and dissolved.

Please signify your acceptance to act as Manager under the Agreement with respect to the Portfolio by signing below.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:

Directed Services LLC

/s/ Todd Modic
By:
Name:	Todd Modic
Title:	Vice President, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investors Trust

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

between

ING INVESTORS TRUST

and

DIRECTED SERVICES LLC

Series	Effective Date	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING American Funds World Allocation Portfolio	September 15, 2008	0.10% on all assets

ING BlackRock Inflation Protected Bond Portfolio		0.450% on first $200 million; 0.400% on next $800 million; and 0.300% on assets over $1 billion

ING DFA Global Allocation Portfolio	April 30, 2010	0.25% on all assets

ING DFA World Equity Portfolio	April 30, 2010	0.25% on all assets

ING Franklin Income Portfolio		0.65% on the first $500 million; and 0.60% on assets over $500 million

ING Franklin Templeton Founding Strategy Portfolio		0.00%

ING Goldman Sachs Commodity Strategy Portfolio	April 28, 2008	0.70% on the first $1 billion; and 0.65% on assets over $1 billion

ING Large Cap Growth Portfolio (formerly, ING Wells Fargo Omega Growth Portfolio)	November 2, 2010	0.55% on all assets

ING Marsico International Opportunities Portfolio		0.540% on first $4 billion; and 0.530% thereafter

Series	Effective Date	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING MFS Utilities Portfolio

0.600% on first $1 billion of assets;

0.550% on next $500 million of assets;

0.500% on next $1 billion of assets;

0.470% on next $1 billion of assets;

0.450% on next $1 billion of assets;

0.440% on next $1 billion of assets; and

0.430% thereafter

ING Morgan Stanley Global Tactical Asset Allocation Portfolio	September 15, 2008	0.75% on the first $500 million; and 0.725% on assets in excess of $500 million

ING Pioneer Equity Income Portfolio		0.65% on first $500 million; and 0.60% on assets over $500 million

ING Retirement Conservative Portfolio[1] ING Retirement Growth Portfolio[1] ING Retirement Moderate Growth Portfolio[1] ING Retirement Moderate Portfolio[1]	August 12, 2009	If the Portfolio invests in Underlying Funds within the ING Fund Complex: 0.14% If the Portfolio invests in Underlying Funds outside the ING Fund Complex and/or Direct Investments: 0.24%

[1] “Direct Investments” shall mean assets which are not shares of open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”). “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act.